NEWS RELEASE

	Contacts:	Rob Capps, Executive VP & CFO Mitcham Industries, Inc. 936-291-2277
FOR IMMEDIATE RELEASE		Jack Lascar / Karen Roan Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2015 SECOND QUARTER RESULTS

HUNTSVILLE, TX – SEPTEMBER 3, 2014 – Mitcham Industries, Inc. (NASDAQ: MIND) today announced financial results for its fiscal 2015 second quarter ended July 31, 2014.

Total revenues for the second quarter of fiscal 2015 were $19.5 million compared to $20.9 million in the second quarter of fiscal 2014. Equipment leasing revenues, excluding equipment sales, increased 28% to $8.2 million in the second quarter compared to $6.4 million in the same period last year. The Company reported a net loss of $3.3 million, or $(0.26) per share, in the second quarter of fiscal 2015 compared to net loss of $0.7 million, or $(0.05) per share, in the second quarter of fiscal 2014.

Bill Mitcham, President and CEO, stated, “Directionally, the second quarter developed as we anticipated. Our second quarter is typically the weakest of the year due to seasonal factors, yet this one proved to be weaker than we had anticipated, largely due to the current slowdown of the seismic industry and delays in a couple of projects. Seismic activity in the U.S. and Canada remained subdued during the quarter. Latin American land activity, while showing considerable year-over-year improvement, experienced a pause in the second quarter due to intermittent permitting issues that have delayed some projects. However, one of those projects has already begun and another one is expected to start this month. Our European business improved significantly in the quarter, with stronger activity and higher channel counts. We saw increased activity in the Pacific Rim, and our downhole seismic tool business continued to perform above last year’s levels. Marine leasing activity continued to be extremely soft in the quarter and is expected to remain weak through the balance of this year.

“Seamap results came in as expected, with revenues increasing year-over-year and sequentially. Our recent acquisition of the Digishot™ and Sleeve gun product lines contributed to the quarter. The integration of these operations is essentially complete, and they were slightly accretive in the second quarter, after including all transaction and integration costs.

“Despite the challenging industry conditions, we are seeing some opportunities and expect improving leasing revenues in the third and fourth quarters of this year. European activity continues to strengthen, and we have good visibility there through the remainder of the year as we have just started a large project in Eastern Europe. The Pacific Rim continues to improve, and we have moved additional equipment into that region for new jobs. We have a large job pending in the U.S., although the U.S. seismic market remains sporadic. We expect some near term improvement in Latin America due to the jobs I just mentioned. However, activity in some areas, particularly Colombia, will probably not improve significantly until closer to the end of the fiscal year. Based on early feedback from our customers, we expect a solid winter season in Russia, with the demand for equipment roughly as strong as last year. There are some early indications of activity in Alaska and Canada for the coming winter, but it’s too early predict what the coming winter season will look like in those areas.

“Our financial position remains strong. We have generated $19 million in cash flow from operations so far this year and have over $30 million of additional liquidity available under our revolving credit agreement. Also, we have just closed a new $15 million credit facility for Seamap which provides a more efficient structure and expands our overall available credit. We have considerable experience navigating these industry cycles and are well positioned to take advantage of opportunities that often occur in this type of environment.”

FISCAL 2015 SECOND QUARTER RESULTS

Total revenues for the second quarter of fiscal 2015 were $19.5 million compared to $20.9 million in the same period last year. A significant portion of our revenues is typically generated from geographic areas outside the United States. The percentage of revenues from international customers was approximately 84% in the second quarter of fiscal 2015 compared to 89% of revenues in the second quarter of fiscal 2014.

Equipment leasing revenues for the second quarter of fiscal 2015, excluding equipment sales, were $8.2 million compared to $6.4 million in the same period last year. The year-over-year increase in second quarter equipment leasing revenues was mainly driven by stronger activity in Europe, Latin America and the Pacific Rim as well as ongoing improved demand for downhole tools. This increase was partially offset by continued softness in the U.S. and substantially lower marine leasing activity.

Lease pool equipment sales were $1.3 million in the second quarter of fiscal 2015 compared to $2.1 million in the second quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment were $2.3 million for the second quarter of fiscal 2015 compared to $5.4 million in the second quarter of fiscal 2014.

Seamap equipment sales for the second quarter of fiscal 2015 were $7.7 million compared to $7.0 million in the same period a year ago. The fiscal 2015 second quarter included sales attributable to the delivery of one digital energy source controller system and two BuoyLink 4DX systems, the latest version of the BuoyLink RGPS system, along with other equipment sales and after-market business. The 4DX uses the latest technology and provides more precise positioning capabilities and an increase in the volume of telemetric data supported by the system.

Lease pool depreciation expense in the second quarter of fiscal 2015 increased 20% to $8.9 million from $7.4 million in the same period a year ago, primarily due to lease pool equipment purchased in the fourth quarter of fiscal 2014, which totaled approximately $35 million, and in the first half of fiscal 2015 totaling approximately $9 million. This increase in depreciation expense negatively impacted our second quarter results.

Gross profit in the second quarter of fiscal 2015 was $3.2 million compared to $4.3 million in the second quarter a year ago. Gross profit margin in the second quarter of fiscal 2015 was 17% compared to 21% in the second quarter of fiscal 2014. EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter of fiscal 2015 was $5.5 million, or 28% of revenues, compared to $6.7 million, or 32% of revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities in the accompanying financial tables.

FISCAL 2015 FIRST HALF RESULTS

Total revenues for the first six months of fiscal 2015 were $45.3 million compared to $48.2 million for the first six months of fiscal 2014. Equipment leasing revenues, excluding equipment sales, were $24.4 million in the first six months of fiscal 2015 compared to $26.5 million in the same period a year ago. Lease pool equipment sales in the first six months of fiscal 2015 were $2.4 million versus $3.0 million in the first six months of fiscal 2014. Sales of new seismic, hydrographic and oceanographic equipment for the first half of fiscal 2015 were $4.7 million compared to $7.7 million in the first half of fiscal 2014. Seamap equipment sales for the first half of fiscal 2015 were $13.8 million compared to $10.9 million in the same period of last year.

Gross profit in the first six months of fiscal 2015 was $14.5 million compared to $18.9 million in the first six months of fiscal 2014. Gross profit margin in the two periods was 32% and 39%, respectively. Net income for the first six months of fiscal 2015 was $0.4 million, or $0.03 per diluted share, compared to $5.6 million, or $0.43 per diluted share, for the first half of fiscal 2014. EBITDA for the first six months of fiscal 2015 was $19.6 million, or 43% of total revenues, compared to $22.4 million, or 47% of total revenues, in the first six months of fiscal 2014.

CONFERENCE CALL

We have scheduled a conference call for Thursday, September 4, 2014 at 9:00 a.m. Eastern Time to discuss our fiscal 2015 second quarter results. To access the call, please dial (719) 325-2177 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through September 18, 2014 and may be accessed by calling (719) 457-0820 and using pass code 1796087#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ? Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, Mitcham designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter ended July 31, 2014 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	July 31, 2014	January 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$9,427	$15,162
Restricted cash	-	81
Accounts receivable, net	29,517	29,514
Contracts and notes receivable	904	1,005
Inventories, net	11,728	8,338
Prepaid income taxes	1,488	2,177
Deferred tax asset	1,711	1,968
Prepaid expenses and other current assets	6,010	3,915

Total current assets	60,785	62,160
Seismic equipment lease pool and property and equipment, net	122,102	129,573
Intangible assets, net	12,741	3,201
Goodwill	5,703	4,320
Deferred tax asset	7,827	6,133
Other assets	34	32

Total assets	$209,192	$205,419

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,590	$10,745
Current maturities – long-term debt	22	75
Deferred revenue	667	35
Accrued expenses and other current liabilities	5,500	1,583

Total current liabilities	12,779	12,438
Non-current income taxes payable	-	408
Long-term debt, net of current maturities	25,122	22,125

Total liabilities	37,901	34,971
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	-	—
Common stock, $0.01 par value; 20,000 shares authorized; 14,002 and 13,907 shares issued at July 31, 2014 and January 31, 2014, respectively	140	139
Additional paid-in capital	119,248	118,156
Treasury stock, at cost (1,234 and 1,075 shares at July 31, 2014 and January 31, 2014, respectively)	(9,262)	(7,075)
Retained earnings	61,506	61,116
Accumulated other comprehensive income	(341)	(1,888)

Total shareholders’ equity	171,291	170,448

Total liabilities and shareholders’ equity	$209,192	$205,419

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended July 31,		For the Six Months
			Ended July 31,
	2014	2013	2014	2013
Revenues:
Equipment leasing	$8,226	$6,442	$24,387	$26,535
Lease pool equipment sales	1,285	2,119	2,386	3,019
Seamap equipment sales	7,709	6,958	13,769	10,885
Other equipment sales	2,325	5,376	4,735	7,747

Total revenues	19,545	20,895	45,277	48,186

Cost of sales:
Direct costs — equipment leasing	1,131	1,119	2,357	2,392
Direct costs — lease pool depreciation	8,866	7,386	17,561	14,805
Cost of lease pool equipment sales	429	559	823	961
Cost of Seamap and other equipment sales	5,882	7,531	10,056	11,131

Total cost of sales	16,308	16,595	30,797	29,289

Gross profit	3,237	4,300	14,480	18,897
Operating expenses:
General and administrative	6,673	6,048	12,792	12,087
Depreciation and amortization	560	378	912	753

Total operating expenses	7,233	6,426	13,704	12,840

Operating (loss) income	(3,996)	(2,126)	776	6,057
Other income (expenses):
Interest, net	(85)	160	(200)	157
Other, net	58	1,000	247	739

Total other (expenses) income	(27)	1,160	47	896

(Loss) income before income taxes	(4,023)	(966)	823	6,953
Benefit (provision) for income taxes	676	273	(433)	(1,339)

Net (loss) income	$(3,347)	$(693)	$390	$5,614

Net (loss) income per common share:
Basic	$(0.26)	$(0.05)	$0.03	$0.44

Diluted	$(0.26)	$(0.05)	$0.03	$0.43

Shares used in computing net income per common share:
Basic	12,671	12,742	12,710	12,766
Diluted	12,671	12,742	13,044	13,198

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months
	Ended July 31,
	2014	2013
Cash flows from operating activities:
Net income	$390	$5,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,545	15,624
Stock-based compensation	696	553
Provision for inventory obsolescence	44	58
Gross profit from sale of lease pool equipment	(1,563)	(2,058)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	(123)	(44)
Deferred tax benefit	(2,009)	(695)
Changes in working capital items:
Accounts receivable	637	(2,568)
Contracts and notes receivable	122	1,329
Inventories	416	(1,028)
Prepaid expenses and other current assets	(2,239)	(1,382)
Income taxes payable	850	(1,666)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	3,384	2,224

Net cash provided by operating activities	19,150	15,961

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(13,716)	(7,829)
Acquisition of business	(14,500)	—
Purchases of property and equipment	(218)	(405)
Sale of used lease pool equipment	2,386	3,019

Net cash used in investing activities	(26,048)	(5,215)

Cash flows from financing activities:
Net proceeds from (payments on) revolving line of credit	3,000	(4,000)
Payments on borrowings	(67)	(72)
Net purchases of short-term investments	85	7
Proceeds from issuance of common stock upon exercise of options	37	252
Purchase of treasury stock	(2,187)	(1,527)
Excess tax benefit from exercise of non-qualified stock options and restricted shares	123	44

Net cash provided by (used in) financing activities	991	(5,296)
Effect of changes in foreign exchange rates on cash and cash equivalents	172	(302)

Net change in cash and cash equivalents	(5,735)	5,148
Cash and cash equivalents, beginning of period	15,162	15,150

Cash and cash equivalents, beginning of period	$9,427	$20,298

Mitcham Industries, Inc.

Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA

	For the Three Months Ended		For the Six Months Ended
	July 31,		July 31,
	2014	2013	2014	2013
		(in thousands)		(in thousands)
Reconciliation of Net income to EBITDA and Adjusted EBITDA
Net (loss) income	$(3,347)	$(693)	$390	$5,614
Interest (income) expense, net	85	(160)	200	(157)
Depreciation and amortization	9,463	7,798	18,545	15,624
(Benefit) provision for income taxes	(676)	(273)	433	1,339

EBITDA (1)	5,525	6,672	19,568	22,420
Stock-based compensation	297	287	696	553

Adjusted EBITDA (1)	$5,822	$6,959	$20,264	$22,973

Reconciliation of Net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$5,092	$7,571	$19,150	$15,961
Stock-based compensation	(297)	(287)	(696)	(553)
Changes in trade accounts, contracts and notes receivable	(291)	(3,738)	(759)	1,239
Interest paid	256	16	392	82
Taxes paid , net of refunds	(179)	2,246	1,376	3,625
Gross profit from sale of lease pool equipment	856	1,560	1,563	2,058
Changes in inventory	(241)	(317)	(416)	1,028
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	(3,420)	(50)	(3,384)	(2,224)
Changes in prepaid expenses and other current assets	3,582	(196)	2,239	1,382
Other	167	(133)	103	(178)

EBITDA (1)	$5,525	$6,672	$19,568	$22,420

(1)	EBITDA is defined as net income before (a) interest expense, net of interest income, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of the predecessor revolving credit facility and the Credit Agreement each contain financial covenants that are based upon EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under U.S. GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with U.S. GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 31,		July 31,
	2014	2013	2014	2013
		($in thousands)		($in thousands)
Revenues:
Equipment Leasing	$11,836	$13,937	$31,508	$37,301
Seamap	8,008	7,042	14,205	10,976
Inter-segment sales	(299)	(84)	(436)	(91)

Total revenues	19,545	20,895	45,277	48,186

Cost of sales:
Equipment Leasing	12,218	13,119	24,166	24,162
Seamap	4,230	3,602	6,902	5,311
Inter-segment costs	(140)	(126)	(271)	(184)

Total cost of sales	16,308	16,595	30,797	29,289

Gross profit	3,237	4,300	14,480	18,897
Operating expenses:
General and administrative	6,673	6,048	12,792	12,087
Depreciation and amortization	560	378	912	753

Total operating expenses	7,233	6,426	13,704	12,840

Operating (loss) income	$(3,996)	$(2,126)	$776	$6,057

Equipment Leasing Segment:
Revenue:
Equipment leasing	$8,226	$6,442	$24,387	$26,535
Lease pool equipment sales	1,285	2,119	2,386	3,019
New seismic equipment sales	347	158	944	275
SAP equipment sales	1,978	5,218	3,791	7,472

	11,836	13,937	31,508	37,301
Cost of sales:
Direct costs-equipment leasing	1,131	1,119	2,357	2,392
Lease pool depreciation	8,896	7,438	17,588	14,908
Cost of lease pool equipment sales	429	559	823	961
Cost of new seismic equipment sales	267	121	530	200
Cost of SAP equipment sales	1,495	3,882	2,868	5,701

	12,218	13,119	24,166	24,162

Gross profit	$(382)	$818	$7,342	$13,139

Gross profit %	(3)%	6%	23%	35%
Seamap Segment:
Equipment sales	$8,008	$7,042	$14,205	$10,976
Cost of equipment sales	4,230	3,602	6,902	5,311

Gross profit	$3,778	$3,440	$7,303	$5,665

Gross profit %	47%	49%	51%	52%

###